Exhibit 10(iii)

Bank of Oakridge

Oakridge, NC

STATE OF NORTH CAROLINA

EMPLOYMENT AGREEMENT

COUNTY OF GUILDFORD

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of January 21, 2003, by and between Bank of Oak Ridge, (hereinafter referred to as the “Bank”) and Thomas W. Wayne (hereinafter referred to as the “Officer”).

WITNESSETH:

WHEREAS, the Bank desires to retain the Officer’s services as an executive employee of the Bank for the Term (as defined below), and the Officer is willing to serve as an executive employee of the Bank for such period; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of the Officer’s employment with the Bank.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Bank and the Officer hereby agree as follows:

1. Employment. The Bank hereby agrees to employ the Officer, and the Officer hereby agrees to serve as an executive employee of the Bank, upon the terms and conditions stated herein. The Officer will (i) serve as Chief Financial Officer of the Bank with such duties, responsibility and authority as are generally associated with such executive office, and (ii) have such other duties, responsibilities and authority, and render to the Bank such other management services, as are customary for a person having such an executive office with a commercial bank and as are reasonably assigned to him from time to time by the President and Chief Executive Officer. He shall be provided with such office, working facilities and staff at the offices of the Bank in Oak Ridge, North Carolina as are necessary for the Officer to perform his obligations under this Agreement.

The Officer shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best effort to implement the policies established by the Board.

The Officer hereby agrees to devote such number of hours of his working time and endeavors to his duties and responsibilities hereunder as the Officer and the Board shall deem to be necessary to discharge such duties and responsibilities. Except with prior consent of the Board, the Officer shall not engage in any other occupation which requires a significant amount of the Officer’s personal attention during the Bank’s regular business hours or which otherwise interferes with the Officer’s attention to or performance of his duties and responsibilities under this Agreement. However, nothing herein contained shall restrict or the Office from personally, and for the Officer’s own account or for the account of the Officer’s immediate family, trading in stocks, bonds, securities, real estate or other forms of investment so long as such investment activities do not interfere with the Officer’s attention to or performance of his duties and responsibilities under this Agreement.

2. Compensation. For all services rendered by the Officer to the Bank under this Agreement, the Bank shall pay the Officer a base salary of no less than Eighty-Five Thousand Dollars ($85,000.00) per annum (“Base Salary”), payable in cash not less frequently than monthly; provided, however, that the amount of the Base Salary shall be reviewed by the Executive Committee not less often than annually for the purpose of considering such increases therein as are appropriate to reflect the duties, responsibilities and performance of the Officer. Such Base Salary shall be subject to customary withholding taxes and such other employment taxes as are required by law. The Officer’s Base Salary may be increased by the Board, and all reference to Base Salary herein shall mean his Base Salary as so increased.

In reviewing the Officer’s Base Salary, the Board shall consider the employee compensation policies established by the Compensation Committee of the Boyd for application to the employees of the Bank, the duties and responsibilities of the Officer, and the overall performances of the Office and the Bank, as well as increases in the cost of living, and may also consider the appropriateness of performance or merit increases. Neither participation in, or receipt of payment from, and incentive compensation, deferred compensation, incentive bonus, discretionary bonus, pension, life insurance, group life insurance, health benefit, medical coverage; disability coverage, dental insurance, stock option, restricted stock, stock appreciation rights, salary continuation, incentive compensation unit, profit sharing, employee stock ownership, pension, retirement, or other employee welfare or benefit plan of the Bank (collectively “Benefit Plans”), nor receipt of any fringe benefits granted to the Officer (“Fringe Benefits”) shall reduce, or be deemed an offset against the Base Salary to the Officer.

3. Participation in Benefit Plans; Fringe Benefits. During the term, the Officer shall be entitled to participate in any an all Benefit Plans from time to time maintained by the Bank and available to either executive officers and/or all employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such Benefit Plans and the policies adopted by the Board in establishing such Benefit Plans. The Officer shall be entitled to paid vacation leave in accordance with the Board’s policy for the senior executive employees of the Bank now or hereinafter in effect.

During the Term, the Officer shall also be entitled to receive any Fringe Benefits which are now or may be or become applicable to executive officers of the Bank, including the payment of reasonable expenses for attending (i) annual and periodic meetings of trade associations and (ii) continuing education courses necessary for the Officer to maintain professional certification, and any other Fringe Benefits are commensurate with the duties and responsibilities to be performed by the Officer under Agreement. Additionally, the Officer shall be entitled to such customary Fringe Benefits, including such vacation and sick leave, as are consistent with the normal practices and established polices of the Bank.

In addition to the other compensation and other benefits described in the Agreement, the Bank shall promptly reimburse the Officer for all reasonable and duly documented expenses incurred by him in the performance of his duties and responsibilities under this Agreement in accordance with the policies established by the Board. The Bank shall pay the Officer’s civic club and country club membership fees and dues; provided, however, that the Officer shall be responsible for all expenses for personal use of such clubs.

4. Term. Unless sooner terminated as provided in this Agreement and except as otherwise provide in Paragraph 7, the term of this Agreement and the Officer’s employment hereunder (“Term”) shall be for a period commencing on the date hereof and continuing until the close of business as of the third anniversary of such date; provided, however that unless the Bank or the Officer gives written notice to the other of non-extension at least thirty (30) days prior to any anniversary of the date hereof, the term of this Agreement shall be extended for a one (1) year period on each such anniversary of the date hereof (i.e., absent the giving of such notice, the remainder of the Term shall not be less than two (2) nor more than three (3) years at any time).

5. Non-Competition and Confidentiality.

(a) Confidential Information. The Officer hereby acknowledges and agrees that; (i) in the course of his service as an executive officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other Confidential Information (as defined below) concerning the Bank’s business, all of which constitute valuable and privileged assets that are particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and (ii) in order to protect the Bank’s interest in and to assure the benefit of its business, it is reasonable and necessary to place certain restrictions on the Officer’s ability to Compete (as defined below) against the Bank and on his disclosure of Confidential Information.

All Confidential Information shall be considered and kept by the Officer as the confidential, private and proprietary property of the Bank. At all times during and following the term of this Agreement or his employment for any reasons, and except as shall be required in the course of the performance by the Officer of his duties on behalf of the Bank or permitted by a direct, written authorization of the Board, he will hot divulge any such Confidential Information any Person (as defined below) not employed by the Bank (except as required by applicable Laws (as defined below)), remove any such Confidential Information in written or other recorded form from the Bank’s premises, or make any use of any Confidential Information for his own purposes or for the benefit of any Person other than the Bank. Following the termination of the Officer’s employment with the Bank, this Paragraph 5(a) shall not apply to any Confidential Information which then is in the public domain (provided that the Officer was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent) or which was obtained by the Officer from a Person who is not obligated under an agreement of confidentiality with respect to such information.

(b) Noncompetition. In consideration of employment of the Officer, during the Term and any subsequent Payment Period (as defined below), the Officer agrees that he will not, within the North Carolina counties in which the Bank has banking offices during the Term (the “Market”), directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with, any Person who Competes with the Bank, without the prior written consent of the Board; provided, however, that the provisions of this Paragraph 5(b) shall not apply prospectively in the event this Agreement is terminated by the Bank without Cause (as defined below); and, provided further, however, that if the Officer is terminated for Cause under Paragraph 7(d), the period of noncompetition shall extend until the first anniversary of the date of such termination. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise up to five percent (5%) of the outstanding stock or other securities of any Person which has its securities listed on any national securities exchange or which has transactions in its securities quoted on any level of The Nasdaq Stock Market, Inc. or other over-the-counter market or inter-dealer quotation system.

(c) Remedies for Breaches. The Officer understands and agrees that a breach by him of the covenants contained in Paragraphs 5(a) or 5(b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such breach. In the event of the Officer’s actual or threatened breach of the covenants contained in Paragraphs 5(a) or 5(b), the Bank shall be entitled to bring a civil action seeking an injunction restraining the Officer from breaching or continuing to breach those covenants or from any threatened breach thereof, or any other legal or equitable relief relating to the breach of such covenants. The Officer agrees that, if the Bank institutes any action or proceeding against him seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach of any of such covenants, he shall be deemed to have waived any claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. The exercise by the Bank of any such right, remedy, power or privilege, however, shall not preclude the Bank from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

Notwithstanding anything contained to the contrary, the Officer agrees that the provisions of Paragraphs 5(a) and 5(b) above and the remedies provided in Paragraph 5(c) for a breach shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair, the rights of the Bank under the Trade Secrets Protection Act contained Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for this wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(d) Survival of Covenants. The Officer’s covenants and agreements and the Bank’s rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or the Officer’s employment with the Bank.

(e) Definitions. For purposes of this Agreement:

(i) “Confidential Information” means any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer system and software, shareholders, employees, officers and directors.

(ii) A Person that “Competes” means a Person that (A) solicits or secures deposits from any Person, (B) solicits or makes loans to any Person, (C) induces or attempts to induce any Person who was a customer of the Bank at the time of the termination of the Officer’s employment to change the customer’s depository, loan, or other banking relationship from the Bank to another financial institution, or (E) otherwise provides any type of commercial banking services, in each case from banking offices located with the Market.

(iii) “Persons” means (A) an individual or a corporation, partnership (limited or general); bust, limited liability company, business trust, association (mutual or stock, including a mutual holding company), joint venture, pool, syndicate, unincorporated organization or any other form of entity; and (B) any Affiliate (as defined below) of any individual or entity listed in item (A). “Affiliate” means any Person who controls, is under control with, or is controlled by the Person to whom reference is being made; and for the purposes of definition of Affiliate, control shall be deemed to exist in a Person who beneficially owns ten percent (10%) or more of the outstanding equity interests (or options, warrants or other rights to acquire such equity interests) of another Person,

(iv) “Payment Period” means the period of time following the end of the Term during which the Officer receives payments of money, participates in Benefit Plans and/or receives Fringe Benefit under Paragraph 7(b), 7(c), 7(f) or 7(g), as applicable.

6. Standards. The Officer, in the execution of his duties and responsibilities under this Agreement, shall at all times and in all respects comply with the policies of the Board, including any code of business conduct or code of ethics adopted by the Board for application to the Bank’s employees, and with all applicable statutes and with all Laws.

7. Termination and Termination Pay.

(a) Termination by Death. This Agreement shall be terminated upon the death of the Officer during the Term. Upon the Officer’s death, the Officer’s estate shall be entitled to receive all compensation and benefits payable to, or accruable or vested for the benefit of the Officer under this Agreement through the end of the calendar month in which the Officer’s death shall have occurred.

(b) Termination by Total Disability. This Agreement shall be terminated upon the Total Disability (as defined below) of the Officer during the Term. In the event of his Total Disability, the Officer shall receive all compensation and benefits payable to, or accruable or vested for the benefit of the Officer under this Agreement through the date of the determination of his Total Disability and for a period of one (1) year thereafter. The Officer shall be deemed to have suffered Total Disability upon the determination of his total permanent disability by the United States Social Security Administration or the Bank’s receipt of a certification to such effect by the Officer’s regular physician in each case such total permanent disability meaning the Officers loss of ability to perform at least the majority of his then applicable duties hereunder.

(c) Termination by Officer. This Agreement may be terminated at any time by the Officer upon sixty (60) days prior written notice to the Bank. Unless the provisions of Paragraphs 7(f)(ii) or 7(g) are applicable and the Officer elects to apply the applicable provisions, upon such termination, the Officer shall be entitled to receive the compensation and benefits payable to, or accruable or vested for the benefit of the Officer under this Agreement through the effective date of such termination.

(d) Termination for Cause. The Board may terminate this Agreement for Cause, in which event the Officer shall have no sight to receive, or to have accrued or vested for his benefit, compensation or other benefits hereunder for any period after such termination. Termination for Cause shall mean termination of this Agreement because of the Officer’s (A) breach of fiduciary duty involving personal profit, (B) intentional and material failure to perform stated duties (after written notice thereof), (C) conviction of a crime of dishonesty or moral turpitude, (D) willful and material violation of any rule, regulation order, statement of policy or final cease-and-desist order (“Laws”) of any governmental agency or body having regulatory authority over the Bank (“Regulatory Authorities”) whether or not resulting in criminal prosecution or conviction, (E) a material and continuing breach of any provision of this Agreement (after written notice thereof) or (F) the occurrence of any event that shall result in the Officer being excluded from coverage, or having coverage limited as to the Officer as compared to other executives of the Bank, under the Bank’s then current “blanket bond” or other fidelity or insurance policy covering its directors, officers or employees. With respect to the first occurrence of any instance listed above specifically requiring written notice, the Bank shall give the Officer written notice which describes the failure or breach, and the Officer shall have thirty (30) days to cure such breach or failure to the reasonable satisfaction of the Board; provided, however, that no opportunity to cure shall be allowed for any subsequent substantially similar failure or breach and termination for Cause in such circumstances shall be effective upon the giving of such written notice.

(e) Termination Without Cause. The Board may terminate this Agreement without Cause at any time upon sixty (60) days prior written notice to the Officer; provided, however, that in the event of such termination, unless the provisions of Paragraph 7(f) or 7(g) are applicable, the Officer will continue to receive his Base Salary and all other benefits (including bonuses and continuation of all Benefit Plans and Fringe Benefits except for qualified retirement plans) for a period of three (3) years from the date of termination. At the election of the Officer, the Present Value of such Base Salary and bonuses, determined as provided in Paragraph 7(g), shall be paid within sixty (60) days of the date of termination.

(f) Unapproved Change in Control Termination. In the event of (i) the termination of this Agreement without Cause or (ii) the voluntary termination of this Agreement by the Officer, in each case in connection with, or within one (1) year after, any Change in Control (as defined below) which has not been approved in advance by a formal resolution of two-thirds (2/3) of the members of the Board who are not Affiliates of the Person effecting or proposing to effect the Change in Control (“Independent Directors”), the Officer shall be entitled at his election:

(A) to continue to receive his Base Salary and bonuses as provided in this Agreement for a period of three and ninety-nine one hundreths (3.99) years subsequent to the effective date of such termination; and

(B) to continue to participate in all Benefit Plans and Fringe Benefits, except qualified retirement plans or for the period of three and ninety-nine one hundreths (3.99) years.

Upon written notice by the Officer to the Bank, in lieu of paying the amount in item (A) above for a period of three and ninety-nine one hundredths (3.99) years in installments, the Officer shall be paid the Present Value of such Base Salary and bonuses in a lump sum within sixty (60) days of the termination of his employment. The calculation of the amount due shall be made by the independent accounting firm then performing the Bank’s independent audit (the “Auditor”) at the expense of the Bank. If Officer does not agree with the calculation performed by the Auditor, then Officer may choose an auditor to perform such calculation on his behalf and at this expense. Following such calculation, if the Auditor and the auditor appointed by the Officer are unable to agree on the calculation, the Bank and the Officer shall agree on an independent third-party auditor who shall be appointed to determine the calculation of the amount due to Officer pursuant to this paragraph. The determination of such third-party auditor shall be conclusive and binding on all parties herein. In the event Officer elects such lump sum payment, the Officer shall continue to participate in the Benefit Plans and Fringe Benefits for the aforesaid three and ninety-nine one hundredths (3.99) year period. The Officer shall also be entitled to a cash payment of an amount equal to the amount of any and all excise tax liability incurred by Officer pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the payments and benefits compensation in the Paragraph 7 (such amount to be determined by the Auditor at the Bank’s expense).

(g) Approved Change in Control Termination. Upon ten (10) days prior written notice, the Officer may declare this Agreement to have been terminated without Cause by the Bank, upon the occurrence of any of the following events, which have not been consented to in advance by the Officer in writing, following a Change in Control, approved in advance by a formal resolution of at least two-thirds (2/3) of the Independent Directors: (i) if the Officer is required to move his personal residence or perform his principal executive functions more than twenty (20) miles from the city limits of Oak Ridge, North Carolina: (ii) if the Bank should fail to maintain Benefit Plans and Fringe Benefits providing to him at least substantially the same level of benefits afforded the Officer as of the date of the change in Control; or (iii) if in the Officer’s sole discretion, his responsibilities or authority in the capacity described in Paragraph 1 have been diminished materially.

Upon such termination, or upon any other termination of this Agreement without Cause by the Bank within one (1) year following an approved Change in Control, the Officer shall be entitled to receive the compensation and benefit continuation when and as provided in Paragraph 7(f) above.

(h) Definitions. A “Change in Control” means a change in control of the Bank of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the “1934 Act”), or the acquisition of control, within the meaning of Section 2(a) (2) of the Bank Holding Act of 1956, as amended, or Section 602 of the Change in Control Act of 1978, of the Bank by any Person; provided that, without limitation, a Change in Control also shall be deemed to have occurred if:

(i) Any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Bank representing 30% or more of the combined voting power of the Bank’s then outstanding securities; or

(ii) During any period of two (2) consecutive years, individuals who at the beginning of the Term constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Bank’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the Term.

8. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, (b) such payment or action would be prohibited by or would violate any Law or (c) such payment or action otherwise would be prohibited by any Regulatory Authority.

9. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be finding upon any corporate or other successor of the Bank, including any Person who shall acquire, directly or indirectly, by merger, share exchange, purchase or otherwise, all or substantially all of the capital stock or assets of the Bank.

(b) The Bank is contracting for the unique and personal skills of the Officer. Therefore, the Officer shall be precluded from assigning or delegating his rights, duties or responsibilities hereunder.

10. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

11. Applicable Law. This agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, any agreements between, any of the parties hereto other than those contained herein in writing.

14. Disputes. In the event of any dispute shall arise between the Officer and the Bank (or its Board) as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Agreement or in defending against any action taken by the Bank, unless the Officer shall have received no recovery or other relief on his claims or shall have not prevailed on his defenses, the Bank shall reimburse the Officer for all costs and expenses, including reasonable attorney’s fees, incurred by him in such disputes or proceedings.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal to be effective as of the day and year first hereinabove written.

BANK OF OAKRIDGE:

By:
Chairman-Douglas G. Boike

{CORPORATE SEAL}

ATTEST:

Corporate Secretary Asst.

By:
Thomas W. Wayne

AMENDMENT OF EMPLOYMENT AGREEMENT

This AMENDMENT OF EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of this 23rd day of December, 2005 by and between Bank of Oak Ridge, a North Carolina bank (the “Bank”), and Thomas W. Wayne, Senior Vice President and Chief Financial Officer of the Bank (the “Officer”).

WHEREAS, the Officer and the Bank entered into an Employment Agreement dated as of January 21, 2003, which agreement establishes the terms and conditions of the Officer’s employment with the Bank,

WHEREAS, the parties desire now to amend certain provisions of the Employment Agreement, consistent with the terms of section 10 of that agreement, and

WHEREAS, the parties intend that the amendments of the Employment Agreement made by this Amendment shall become effective immediately, and that the Employment Agreement shall, as amended, remain in full force and effect according to its terms.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Exception to the covenant against competition with the Bank. Captioned “Noncompetition,” subparagraph (b) of Employment Agreement section 5 prohibits the Officer from competing with the Bank during the term of the Employment Agreement or thereafter while the Officer is receiving benefits or payments under the Employment Agreement. Subparagraph (b) of section 5 shall be retained without change, except that the following shall be added as the final sentence of subparagraph (b) to clarify that the covenant against competition shall not apply if the Officer’s employment terminates after a Change in Control has occurred –

In addition, the provisions of this Paragraph 5(b) shall not apply after termination of the Officer’s employment if a Change in Control (as defined in Paragraph 7(h)) shall have previously occurred.

2. Elimination of employment agreement provisions allowing the Officer to elect the form of termination payments and addition of a provision to ensure compliance with Internal Revenue Code section 409A. Section 7(e) of the Employment Agreement provides for termination payments to the Officer if his employment is terminated without cause, and sections 7(f) and 7(g) provide for termination payments to the Officer if his employment is terminated without cause or if he voluntarily terminates employment after a Change in Control, but each of sections 7(e) and 7(f) grant to the Officer the right to receive the termination payments over time (for 3.00 years in the case of section 7(e) and for 3.99 years in the case of sections 7(f) and 7(g)) or to receive the present value of the termination payments in a single lump sum, at his election. In addition, since the Employment Agreement was entered into new section 409A has been added to the Internal Revenue Code by the American Jobs Creation Act of 2004, which act governs nonqualified deferred compensation arrangements, including in certain cases separation pay arrangements.

Accordingly, the Officer’s right under sections 7(e) and 7(f) to elect the time and form of termination payments shall be superseded by new section 7(i), as follows –

(i) Payments under Section 7 Shall Be Made in a Single Lump Sum; Section 409A Compliance. Anything in this Agreement to the contrary notwithstanding, any payments to which the Officer is entitled after employment termination shall be made in a single lump sum, discounted to present value, and the right of the Officer to elect payments over time rather than payments in a single lump sum is hereby eliminated. The Officer and the Bank intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Officer’s employment terminates the Officer is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Paragraph 7, will result in additional tax or interest to the Officer because of section 409A, then despite any provision of this Agreement to the contrary the Officer will not be entitled to the payments until the earliest of (a) the date that is at least six months after termination of the Officer’s employment for reasons other than the Officer’s death, (b) the date of the Officer’s death, or (c) any earlier date that does not result in additional tax or interest to the Officer under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Officer in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Officer to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Officer to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

3. Modification of the legal fee reimbursement provision. The current text of Employment Agreement section 14, captioned “Disputes,” shall be redesignated as subparagraph (a) of section 14 and shall apply if and only if a Change in Control (as defined in the Employment Agreement) has not occurred. A new subparagraph (b) shall be added to section 14, stating the Officer’s legal fee reimbursement rights after a Change in Control has occurred. Section 14 currently provides as follows –

14. Disputes. In the event any dispute shall arise between the Officer and the Bank (or its Board) as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Agreement or in defending against any action taken by the Bank, unless the Officer shall have received no recovery or other relief on his claims or shall have not prevailed on his defenses, the Bank shall reimburse the Officer for all costs and expenses, including reasonable attorneys’ fees, incurred by him in such disputes or proceedings.

As amended by this Amendment, section 14 shall provide in its entirety as follows –

2

14. Disputes. (a) When No Change in Control Has Occurred. In the event any dispute shall arise between the Officer and the Bank (or its Board) as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Agreement or in defending against any action taken by the Bank, unless the Officer shall have received no recovery or other relief on his claims or shall have not prevailed on his defenses, the Bank shall reimburse the Officer for all costs and expenses, including reasonable attorneys’ fees, incurred by him in such disputes or proceedings. After a Change in Control shall have occurred, however, this Paragraph 14(a) shall not apply and the Officer’s right to reimbursement or payment of legal expenses shall be governed by Paragraph 14(b).

(b) Payment of Legal Fees after a Change in Control Occurs. The Bank is aware that after a Change in Control management could cause or attempt to cause the Bank to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Officer the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. It is the Bank’s intention that the Officer not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Officer hereunder. It is the Bank’s intention that the Officer not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Officer that (1) the Bank has failed to comply with any of its obligations under this Agreement, or (2) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Officer the benefits intended to be provided to the Officer hereunder, the Bank irrevocably authorizes the Officer from time to time to retain counsel of his choice, at the Bank’s expense as provided in this Paragraph 14(b), to represent the Officer in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Officer under this Paragraph 14(b), the Bank irrevocably consents to the Officer entering into an attorney-client relationship with that counsel, and the Bank and the Officer agree that a confidential relationship shall exist between the Officer and that counsel. The fees and expenses of counsel selected from time to time by the Officer as provided in this section shall be paid or reimbursed to the Officer by the Bank on a regular, periodic basis upon presentation by the Officer of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $250,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Officer’s legal fees provided by this Paragraph 14(b) operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Officer under any separate severance, employment, salary continuation, or other agreement. Anything in this Paragraph 14(b) to the contrary notwithstanding however, the Bank shall not be required to pay or reimburse the Officer’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

4. Counterparts. This Amendment may be executed in one or more counterparts, each of will be deemed an original, but all of which taken together will constitute one and the same document.

5. Effective Date. This Amendment shall become effective immediately after execution of this Amendment by Bank of Oak Ridge and the Officer.

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6. Effect on Employment Agreement. Except as amended by this Amendment, the January 21, 2003 Employment Agreement, as the same may have been previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment of Employment Agreement has been executed by Thomas W. Wayne and by Bank of Oak Ridge as of the date first written above.

THE OFFICER		BANK OF OAK RIDGE

/s/ Thomas W. Wayne	By:	Ronald O. Black
Thomas W. Wayne		Ronald O. Black
	Its:	President and Chief Executive Officer

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